Portfolio Recovery Associates Reports Fourth Quarter and Full-Year 2004 Results

Earns $0.48 per Share in Fourth Quarter on 42 Percent Increase in Net Income; Full-Year Net Income of $1.73 per Share on Revenues of $113.4 Million

NORFOLK, VA -- 02/22/2005 -- Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a company that purchases, collects and manages portfolios of defaulted consumer receivables, today reported net income of $7.7 million, or $0.48 per diluted share, for the quarter ended December 31, 2004.

The Company's fourth-quarter 2004 earnings represent growth of 42% from net income of $5.4 million, or $0.35 per diluted share, in the fourth quarter of 2003.

Total revenue increased 38% to $31.7 million in the fourth quarter of 2004 compared to $23.0 million in the 2003 fourth quarter. Total revenue consists of cash collections reduced by amounts applied to the Company's owned debt portfolios plus commissions from its fee-for-service businesses. During the quarter ended December 31, 2004, we applied 30.2% of our cash collections to reduce the carrying basis of our owned debt portfolios. This ratio was 28.2% for the quarter ended December 31, 2003.

"Portfolio Recovery Associates concluded its second full year as a public company with strong results on all fronts. In the fourth quarter, we achieved record cash collections and continued high productivity on the operating side, together with $22.5 million in portfolio acquisitions. Disciplined buying earlier in the year paid off nicely as we were able to identify substantial portfolio acquisitions that met our profitability criteria and had ample cash to fund those purchases," said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

The Company's full-year 2004 earnings increased by 33% to $27.5 million, or $1.73 per diluted share, compared to 2003 net income of $20.7 million, or $1.32 per diluted share. Total 2004 revenues increased by 34% to $113.4 million, compared to 2003 revenues of $84.9 million.

Financial and Operating Highlights

--  Cash collections rose 32% to $40.7 million in the fourth quarter of
    2004 from $30.9 million in the year-ago period.

--  Productivity, as measured by cash collections per hour paid, the
    Company's key measure of collector performance, stands at $117.59 for all of 2004, compared with $108.27 for all of 2003.

--  The Company purchased $674.0 million of face-value debt during the fourth quarter of 2004 for $22.5 million, representing a blended rate of
    3.33%. This debt was purchased in 26 pools from 12 different sellers. For the full year, the Company purchased $3.34 billion of face-value debt for
    $61.2 million, representing a blended rate of 1.83%.

--  The Company's fee-for-service businesses generated revenue of $3.3 million during the fourth quarter of 2004, up from $864,000 in the same period a year ago. For the year ended December 31, 2004, the Company's fee-
    for-service businesses generated revenue of $7.1 million, up from $3.1 million for the year ended December 31, 2003.

--  The Company's cash and investment balances were $48.5 million, down from $56.8 million on September 30, 2004. This change was due in part to the included $12 million in cash used to fund the IGS acquisition. The
    Company continues to have no debt outstanding under its $25 million revolving line of credit.
"Portfolio Recovery Associates produced strong financial results for full-year 2004, driven by continued strong collector productivity. Productivity rose to a year-end record, even as we increased our workforce 10% from a year ago. Finally, the company accomplished this without any use of its line of credit. We finished the year with $48.5 million in cash and investments in short duration Auction Rate Certificates, which is up 95% from the end of 2003, even after the acquisition of IGS," said Kevin P. Stevenson, Chief Financial Officer.

Conference Call Information

The Company will hold a conference call with investors today, February 22, 2005, at 5:30 p.m. EST to discuss its fourth quarter and full-year results. Investors can access the call live by dialing 800-659-2056 for domestic callers or 617-614-2714 for international callers using the pass code 34587568.

In addition, investors may listen to the call via a taped replay, which will be available for seven days, by dialing 888-286-8010 for domestic callers or 617-801-6888 for international callers using the pass code 35370196. The replay will be available approximately two hours after today's conference call ends. Investors may also listen via webcast, both live and archived, at the Company's website, www.portfoliorecovery.com.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. Portfolio Recovery Associates purchases, collects and manages portfolios of defaulted consumer receivables and provides collateral location services for credit originators. Defaulted consumer receivables are the unpaid obligations of individuals to credit originators, including banks, credit unions, consumer and auto finance companies, retail merchants and other providers of goods and services. The defaulted consumer receivables Portfolio Recovery Associates collects are generally either purchased from sellers of defaulted consumer debt or are collected on behalf of debt owners on a commission basis.

Statements herein which are not historical, including Portfolio Recovery Associates' or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, including statements with respect to future contribution of the IGS Nevada business to earnings and future portfolio-purchase opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include references to Portfolio Recovery Associates' presentations and webcasts. The forward-looking statements in this press release are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including the risk factors and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to its Registration Statements on Form S-3 and S-8, its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, filed with the Securities and Exchange Commission and available through the Company's website, which contain a more detailed discussion of the Company's business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

                      Portfolio Recovery Associates, Inc.
                   Unaudited Consolidated Income Statements
                   (in thousands, except per share amounts)

                                  Three      Three
                                  Months     Months     Year       Year
                                  Ended      Ended      Ended      Ended
                                  Dec 31,    Dec 31,    Dec 31,    Dec 31,
                                   2004       2003       2004       2003
Revenues:
  Income recognized on finance
   receivables                   $ 28,387   $ 22,172   $106,254   $ 81,796
  Commissions                       3,315        864      7,142      3,131
                                 --------   --------   --------   --------

    Total revenue                  31,702     23,036    113,396     84,927

Operating expenses:
   Compensation and employee
    services                        9,717      7,545     36,620     28,987
   Outside legal and other
    fees and services               6,369      4,168     21,408     14,147
   Communications                     980        769      3,638      2,772
   Rent and occupancy                 448        317      1,745      1,189
   Other operating expenses           684        610      2,712      1,932
   Depreciation and amortization      985        391      2,383      1,445
                                 --------   --------   --------   --------

    Total operating expenses       19,183     13,800     68,506     50,472
                                 --------   --------   --------   --------

     Income from operations        12,519      9,236     44,890     34,455

Other income and (expense):
  Interest income                     117         31        223         60
  Interest expense                    (67)      (359)      (273)      (602)
                                 --------   --------   --------   --------

     Income before income taxes    12,569      8,908     44,840     33,913

     Provision for income taxes     4,854      3,467     17,388     13,199
                                 --------   --------   --------   --------

     Net income                  $  7,715   $  5,441   $ 27,452   $ 20,714
                                 ========   ========   ========   ========

Net income per common share
  Basic                          $   0.50   $   0.36   $   1.79   $   1.42
  Diluted                        $   0.48   $   0.35   $   1.73   $   1.32

Weighted average number of
 shares outstanding
  Basic                            15,462     15,249     15,357     14,546
  Diluted                          16,030     15,756     15,853     15,712

                      Portfolio Recovery Associates, Inc.
                 Unaudited Consolidated Summary Balance Sheets
                       (in thousands, except share amounts)

                                                December 31,   December 31,
ASSETS                                               2004           2003

Cash and cash equivalents                         $  24,513      $  24,912
Investments                                          23,950              -
Finance receivables, net                            105,189         92,569
Property and equipment, net                           5,752          5,166
Deferred tax asset                                        -          2,009
Income tax receivable                                     -            352
Goodwill                                              6,397              -
Intangible assets, net                                6,319              -
Other assets                                          3,056          1,386
                                                  ---------      ---------

    Total assets                                  $ 175,176      $ 126,394
                                                  =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Accounts payable and accrued liabilities            7,635          5,038
  Deferred tax liability                             13,650              -
  Long-term debt & capital lease obligations          2,501          2,208
                                                  ---------      ---------

    Total liabilities                                23,786          7,246

Stockholders' equity:
  Preferred stock, par value $0.01, authorized
   shares, 2,000,000, issued and outstanding
   shares - 0                                             -              -
  Common stock, par value $0.01, authorized
   shares, 30,000,000, issued and outstanding
   shares - 15,498,210 at December 31, 2004
   and 15,294,676 at December 31, 2003                  155            153
  Additional paid-in capital                        100,906         96,118
  Retained earnings                                  50,329         22,877
                                                  ---------      ---------

  Total stockholders' equity                        151,390        119,148
                                                  ---------      ---------

    Total liabilities and stockholders' equity    $ 175,176      $ 126,394
                                                  =========      =========

Contact:
Michelle Coulborn
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com